SCHEDULE A
                                  To 18f-3 Plan
                                November __, 2000

         This 18f-3 Plan shall be adopted with respect to the following Portfolios of Accessor Funds, Inc.:

Growth Fund
Value Fund
Small to Mid Cap Fund
International Equity Fund
Intermediate Fixed-Income Fund
Short-Intermediate Fixed-Income Fund
Mortgage Securities Fund
High Yield Bond Fund
U.S. Government Money Fund
Accessor Income Allocation Fund
Accessor Income and Growth Allocation Fund
Accessor Balanced Allocation Fund
Accessor Growth and Income Allocation Fund
Accessor Growth Allocation Fund
Accessor Aggressive Growth Allocation Fund